SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /	Preliminary Proxy Statement.
/ /	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)).
/ /	Definitive Proxy Statement.
/ /	Definitive Additional Materials.
/ X /	Soliciting Material Pursuant to § 240.14a-12.

TH LEE, PUTNAM INVESTMENT TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

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/ X /	No fee required.

/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11 (set forth the
amount on which the filing fee is calculated and state how it
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/ /	Fee paid previously with preliminary materials.

/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule
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previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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John A. Hill
TH Lee, Putnam Investment Trust
Chairman of the Trustees
One Post Office Square
Boston, Massachusetts 02109

TH Lee, Putnam Emerging Opportunities Portfolio

There is still time to vote on an issue that affects your fund!

Dear Shareholder:

In April, we mailed you a proxy statement requesting your vote on a proposal that affects your fund. Our current records show that we have not yet received your vote.

As a shareholder of a TH Lee, Putnam Emerging Opportunities Portfolio, you are being asked to vote on the sale of Putnam Investments, including your fund’s manager, TH Lee, Putnam Capital Management, LLC, to Great-West Lifeco, a subsidiary of Power Financial Corporation, by approving a new management contract for your fund.

The Trustees of the fund unanimously recommend that you vote for the approval of a new management contract. No changes to the fund, to the way TH Lee, Putnam Capital Management, LLC manages money, or to the fund’s management team are expected as a result of this transaction.

Your vote is important to us. We have included another copy of the proxy ballot and a postage-paid return envelope for your convenience. As you know, action on your part saves the fund money.

If you have already voted, please ignore this letter, and thank you for your vote.

You can vote by returning this proxy ballot in the envelope provided, by calling the toll-free number, or by visiting the Web site address on the ballot. If you have questions about the proposal, please call our proxy information line at 1-877-777-3280 or contact your financial representative. Please vote promptly. Thank you.

Sincerely yours,

John A. Hill, Chairman

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